FieldPoint Petroleum Corporation Updates Operational Activities in Lea County New Mexico

Monday June 22, 2009

AUSTIN, Texas (June 22, 2009,) / - FieldPoint Petroleum Corporation (AMEX: FPP) today announced the progress of their initiatives to increase production at the Bilbrey North Field well number 7.

In or around March 2009, the well began to show a decline in production and there seemed to be a down-hole issue contributing to the decline.  The completion of a liquid foam treatment at this time has successfully reactivated production and the Bilbrey Federal #7 well is currently producing approximately 470-500 thousand cubic feet (mcf) of gas per day.  FieldPoint Petroleum Corp. has a 50% ownership working interest in this well and ConocoPhillips (NYSE:COP), the operator of the well, owns the other 50%.  Prior to this problem the well was producing approximately 200-240 mcf per day for the last two and a half years, or since the time of FieldPoint ownership.  Ray D. Reaves, FieldPoint’s President stated, “The Company has always believed that the well and the acreage held potential for development and this increase in production comes as no surprise.  Other than loss of production during the down time, the cost of this completion process was insignificant”.

Mr. Reaves added, “The approximate 100% increase in production since the treatment of the well is an example of benefiting from the expertise in being able to identify this type of property and applying proper field management.  This property met, and has now exceeded, our acquisition criteria and indicates potential to possibly develop new drilling locations which could add to our production and proven reserves.  We are very excited about the potential of the Bilbrey Field going forward, however no time frame can be given as to when, or if, any drilling or development activity will begin”.

 About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas, and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com